   Sheri L. Orlowitz

           sheri@artemisholdings.com

   www.artemisholdings.com

By Email

Mr. Vincent C. Lombardi

High Sierra Technologies, Inc.

October 14, 2020

Reno, Nevada 89557

Engagement Letter

Dear Vince,

This letter agreement (“Agreement”) confirms the engagement of Artemis Holdings Group LLC (“Artemis”) by High Sierra Technologies, Inc (“Company”) to perform the services provided for herein.

Scope of Services

Artemis is engaged on an exclusive basis by the Company to maximize the value of its patents for odorless cannabis (“Patents”).  Actions to maximize such value may include, without limitation, the sale of the Patent or a licensing, royalty or similar arrangement with respect to the Patents (each a “Transaction”). While building a business around the Patents remains an option it has the additional challenges of trying to build an entire business in addition to focusing on only monetizing the value of the Patents. Anything in this Agreement to the contrary notwithstanding, “Transaction” shall not include any equity or debt fundraising conducted by the Company.

Our strategy with respect to possible Transaction is as follows:

Phase 1- Diligence

We will diligence the strength of the Patents and make recommendations, if needed, to approve upon them. Such diligence will include discussing the marketability of the Patents with market leaders and further review of the Patents with legal counsel.

Phase 2 – Market Analysis

We will then conduct a detail market analysis of the Patents in order to determine their marketability and true commercial value. Such work will include, among other things, an analysis of segments of the cannabis and other industries in which the Patents would be applicable, competitive technologies/patents, an evaluation and curation of partners to maximize the value of the Patents (including purchasers and /or licensees) and opportunities beyond the Transactions to leverage value from the Patents. Given the newness of the cannabis industry and the current legal restrictions in the use of cannabis this will be, to a substantial extent, a de novo analysis requiring original work in the nature of “writing the book” on this opportunity.  In conducting this market analysis we will rely on our deep ties and knowledge, both within and outside of the cannabis industry, including our substantial network in the CPG, food, beverage and

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tobacco industries.  We have spoken to Cohn Reznick and FTI Consulting and they are looking at the patents to give us get some ballpark figures for this work.

Phase 3 – Sale, License, Royalty or Similar Arrangement

After determining the value and market for the Patents Artemis will then arrange to maximize the value of the Patents by means of a sale of the Patents or a licensing, royalty or similar arrangement with respect to the Patents, in each case with leading companies in the cannabis, CPG, food, beverage and tobacco industries (any such transaction that closes, a “Closing Transaction”).  We anticipate such an endeavor will likely take between six months up to a year depending on valuation and the industries with which we engage.

Compensation

1.

$5,000 a month during the term of this Agreement (the initial nine (9)month period and any extension thereof as provided below).In connection with any Closing Transaction a cash fee equal to seven and one-half (7.5%) percent of the gross amounts received by the Company from each such Closing Transaction (the “Transaction Fee”) , each Transaction Fee to be paid no later than five (5) business days following the receipt by the Company of any payment in respect of any such Closing Transaction. For clarification purposes, the Transaction Fee shall include all the amounts received by the Company from time to time with respect to each Transaction that is a Closing Transaction, including, with respect to any licensing, royalty or similar arrangement, the amounts paid during the entire life of each such licensing, royalty or similar arrangement and any amounts that are paid pursuant to any subsequent licensing, royalty or similar arrangement that replaces, supplements, novates or otherwise modifies the original licensing, royalty or similar arrangement that constitutes a Closing Transaction.

If, during the twenty-four (24) month period following the termination of this Agreement (“Protection Tail Period”), the Company consummates, with any person i ntroduced by Artemis to the Company (as evidenced in an email or other writing), a Closing Transaction or another transaction that results in the Company receiving monetary value with respect to the Patents (collectively, an “Other Transaction”) , the Company shall pay to Artemis a fee (calculated as provided in the preceding paragraph) with respect to each such Other Transaction.  An Other Transaction shall be deemed consummated during the Protection Tail Fee Period if any agreement in principal which includes material terms of the relevant transaction is reached prior to the expiration of the Protection Tail Fee Period even if the closing of such Other Transaction occurs after the expiration of the Protection Tail Fee Period.

Term

The term of this Agreement shall run from the date of receipt by the Artemis of the Company’s signed acceptance of this Agreement, until nine (9) months thereafter, and will then automatically extend on a month-to-month basis thereafter until cancelled by either party in a written notice to the other party; provided that if this Agreement is so terminated on a date other than a monthly anniversary date of this Agreement, this Agreement shall terminate on the next following anniversary date of this Agreement.

Indemnification

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The Company shall indemnify, defend and hold harmless Artemis and each of its directors, officers, agents, employees, affiliates and representatives (collectively the “Indemnified Persons” and individually an “Indemnified Person”), to the full extent lawful, from and against any losses, liabilities, claims or damages, including, without limitation, fees and expenses of legal counsel, related to or arising out of Artemis’s engagement hereunder or Artemis’s role in the transactions contemplated hereby, including, without limitation, any losses, liabilities, claims or damages arising out of any statements or omissions made in connection with the transactions contemplated hereby whether by the Company, its employees, agents or otherwise; provided, however, that such indemnity shall not apply to claims which are determined by a final judgment of a court of competent jurisdiction to have resulted directly from the fraud or willful misconduct of an Indemnified Person.

No Indemnified Person shall have any liability to the Company for or in connection with this Agreement or the services rendered by Artemis, or any one of them, except for any which are determined by a final judgment of a court of competent jurisdiction to have resulted directly from the fraud or willful misconduct of the Indemnified Person.  Notwithstanding any other provisions hereunder, in no event shall the Indemnified Persons be liable to the Company for an amount greater, in the aggregate, than the cash fees actually received by Artemis hereunder (it being specifically acknowledged by the Company that any fees or damages that might otherwise be payable by Artemis hereunder shall be limited to the cash fees actually received by Artemis  hereunder).  These indemnification provisions are not exclusive and shall be in addition to any other rights that any Indemnified Person may have at common law or otherwise.

Miscellaneous

This Agreement is governed by and construed in accordance with the laws of the state of New York, without regard to its choice of law provisions.  All lawsuits, hearings, arbitration proceedings or other proceedings arising from or related to this Agreement shall take place in New York County.  The parties irrevocably waive any objections they may have based on improper venue or inconvenient forum in New York County.

It is understood and agreed that Artemis is an independent contractor of the Company, and neither party is, nor shall be considered to be, the other’s agent, partner, or fiduciary

Neither Artemis, nor any Indemnified Person, shall have any liability in contract, tort or otherwise to the Company, or to any person claiming through the Company, in connection with the engagement of Artemis pursuant to this Agreement and the matters contemplated hereby, except where such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the fraud or willful misconduct of Artemis.  Notwithstanding anything herein to the contrary, under no circumstances shall Artemis be obligated to pay any award, costs, fees, attorneys’ fees, or other liabilities that may be incurred under the terms of this Agreement that exceed in the aggregate the cash fees actually paid to Artemis pursuant to the terms hereof.

Artemis shall have no responsibility for any act or omission by the Company or its representatives.

If this Agreement meets with your approval, please sign a copy of this Agreement and return it to me by facsimile or electronic mail, and mail the signed original to the undersigned.

Thank you for the opportunity to be of service.

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Sincerely,

ARTEMIS HOLDINGS GROUP LLC

/s/ Sheri L. Orlowitz

Sheri L. Orlowitz Title: Founder
Date:

AGREED AND ACCEPTED :

The foregoing Agreement accurately sets forth our understanding and agreement with respect to the matters set forth herein and has been executed by our duly authorized representative:

HIGH SIERRA TECHNOLOGIES, INC.

By:

/s/Vincent C. Lombardi

Name: Vincent C. Lombardi

Title:

CEO

Date:

10/14/2020

2028 Allen Place, NW     h     Washington, DC  20009     h    (202) 518-5359